Form of
             Pricing Opinion of Welco Securities, Inc.

Date:


Tom Turner, President
Metropolitan Investment Securities, Inc.
917 W. Sprague Avenue
Spokane, Washington 99210

          Re:    Summit Securities, Inc. Offering of $15,000,000 of
          Variable Rate Cumulative Preferred Stock, Series S-3

Dear Mr.Turner:

   This letter will serve to confirm our engagement as a "qualified independent underwriter" as that term is defined in subparagraph
(b)(15)of Rule 2720 to the NASD bylaws, as amended ("Rule 2720").

   Based upon our review of the registration statement, and the performance of "due diligence" as required in subparagraph (c)(3)to Rule 2720, it appears that the price of $100.00 per share on the Variable Rate Cumulative Preferred Stock, Series S-3 (provided that the manner in which the computation of dividends are those set forth in Exhibit A to the Agreement to Act as "Qualified Independent Underwriter" dated __________________, which is filed as Exhibit 1(b)(ii) to the registration statement referred to hereafter), is no higher than that which we would recommend.

   We hereby consent to the use of our name as a "qualified independent underwriter," to the Registration Statement (SEC File
No.               ).

                      Very truly yours,

                      WELCO SECURITIES, INC.

                      By:_______________________________________
                           Kenneth S. Shapiro, President

KSS/mm
cc: National Association of Securities Dealers, Inc.